GREIF, INC.
SECOND AMENDED AND RESTATED DIRECTORS' DEFERRED COMPENSATION PLAN

ARTICLE I PURPOSE

Greif, Inc. (the "Company") is willing to provide members of its Board of Directors (the "Board") with supplemental retirement benefits out of its general assets and the opportunity to defer the payment of their Board fees for retirement savings purposes. The Company's goal is to retain and reward its Board members by helping them to accumulate benefits for a comfortable retirement. The Company originally adopted this Directors' Deferred Compensation Plan (the "Plan") effective as of September 5, 1996. The Plan document was amended and restated effective as of January 1, 2005. This Plan document is the second amendment and restatement of the original Plan and is effective as of [January 1, 2008].

ARTICLE II ELIGIBILITY AND PARTICIPATION

All non-employee members of the Board ("Directors") are eligible to participate in the Plan. A Director who elects to defer retainer fees, regular fees, and meeting fees, including committee fees (collectively "Board Fees"), or a restricted stock award ("Restricted Stock") shall become a participant ("Participant") in this Plan.

Directors may defer Board Fees by executing and returning a "Cash Compensation Deferral Agreement and Election Form" (attached to this Plan as Exhibit A) to the Company.

Directors may defer Restricted Stock by executing and returning a "Restricted Stock Deferral Agreement and Election Form" (attached to this Plan as Exhibit B) to the Company.

ARTICLE III
ELECTIONS; DESIGNATIONS

A.General Rule

In the year in which a Director first becomes eligible to participate in the Plan, elections to defer payment of Board Fees (as described in Article III(A)(l)) or an award of Restricted Stock (as described in Article III(A)(2)) must be made within thirty (30) days after the date on which such Director first becomes eligible to participate in the Plan; however, such elections shall only relate to Board Fees paid or Restricted Stock awarded for services performed after such election is made. For purposes of this Article III(A), a Director is first eligible to participate in this Plan only if such Director is not a participant in any other agreement, method, program, or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).

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For any subsequent calendar year, an election to defer payment of Board Fees or awards of Restricted Stock must be made no later than December 31 of the prior year.

Once made, an election shall be irrevocable for the calendar year that it is made.

1.Board Fees

An election to defer Board Fees shall continue in effect from year to year until changed by filing a new election; provided, however, that any change shall not be effective until January 1 of the following calendar year. A Participant electing to defer Board Fees must defer at least twenty-five percent (25%) but no more than one hundred percent (100%) of his or her Board Fees.

2.Restricted Stock

An election to defer Restricted Stock must be made each year, in accordance with Article III(A), in order to defer an award of Restricted Stock made in the following year. A Participant electing to defer Restricted Stock must defer at least twenty-five percent (25%) but no more than one hundred percent (100%) of his or her Restricted Stock (rounded down to the next lowest whole share).
B.Designation of Beneficiary
The Company will provide each Participant with a form on which such Participant may designate a beneficiary or beneficiaries to receive payment of benefits under this Plan in the event of the Participant's death. If a Participant fails to designate a beneficiary, or if the Participant's designated beneficiary predeceases the Participant or cannot be located, any death benefits will be paid to the Participant's estate.

ARTICLE IV ACCUMULATIONS; VESTING

A.Unfunded Nature of Plan

The Plan is considered to be an "unfunded" arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account or fiduciary relationship on behalf of Participants. Notwithstanding the foregoing, deferrals of Restricted Stock shall be held in a "rabbi trust" established by the Company. Each Participant's rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. If the Company makes any investment of funds in conjunction with this Plan, all such investments shall at all times continue to be part of the Company's general assets for all purposes, including any amounts held in the rabbi trust.

Under current federal income tax rules, the amounts credited to a Participant's Accumulations (as defined below), including earnings, will not be taxable income until paid. Thus, the Plan provides the opportunity to defer income and the payment of income taxes.

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B.Accumulations

To measure the amount of the Company's obligations to a Participant, the Company will maintain one or more bookkeeping records or accounts to reflect each Participant's cumulative deferral of Board Fees and Restricted Stock (the "Accumulations").

C.Value of Accumulations

The amount payable to a Participant under the Plan will be based on the value credited to such Participant's Accumulations account.

1.Board Fees

Each deferral of Board Fees shall be credited to a Participant's Accumulations account in the form of "Phantom Shares." Phantom Shares shall have a value equal to the fair market value of the Company's Class A common stock, without par value, as determined from time to time. The number of Phantom Shares credited to each Participant's Accumulations account shall be calculated by dividing the dollar amount of the Board Fees deferred by the value of one (1) Phantom Share on the date of the deferral. For example, if a Participant defers $1,000 of Board Fees at a time when the per share value of the Company's Class A common stock is $60, that Participant's Accumulations account will be credited with 16.66 Phantom Shares ($1,000 divided by $60 per share = 16.66 Phantom Shares). The cumulative value of the Phantom Shares credited to a Participant's Accumulations account, adjusted for changes in capitalization and dividends, as described below, as of any applicable determination date shall be known as the Participant's "Cash Deferral Value".

If there is a change in the capitalization structure of the Company (e.g., due to a stock dividend, stock split, recapitalization, merger, consolidation, etc.), a corresponding equitable adjustment will be made in the number of Phantom Shares credited to each Participant's Accumulations account. If a dividend is declared and credited on the Company's Class A common stock, Phantom Shares shall be credited with a corresponding dividend within sixty (60) days of that date. Nothing in this Plan shall be construed as interfering with the discretion or as creating an obligation on the part of the Company to declare dividends on common stock or Phantom Shares.

The Company reserves the right to adjust the earnings or other amounts credited to any Participant's Accumulations account and to determine the value of such Accumulations account as of any date by adjusting such earnings or fair market value for the Company's tax and other costs of providing this Plan.

2.Restricted Stock

Deferrals of Restricted Stock shall not be credited with earnings or interest. Dividends paid on deferrals of Restricted Stock shall be contributed to the rabbi trust and distributed to Participants within sixty (60) days after the dividend payment date and shall not be retained in the Plan as Accumulations.

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D.Vesting

Participants shall always be one hundred percent (100%) vested in their Accumulations.

ARTICLE V PAYMENT OF BENEFITS

A.Separation From Service

1.Cash Deferral Value

Unless elected otherwise (as discussed in Article V(C), below) a Participant will receive payment of his or her Cash Deferral Value in substantially equal monthly installments over a ten (10) year period, beginning on the first day of the second month following such Participant's "Separation from Service" (as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation Section 1.409A-l(h)) with the Company for any reason other than death. A Participant must give the Company at least thirty (30) days advance written notice of his or her intention to Separate from Service.

[Note: A provision was removed from this Article that prevented a distribution of Accumulations before six months elapsed from the date of crediting as Phantom Shares to the date of conversion to cash for payment because the intent of the provision was unclear and the delay poses potential Section 409A issues. If there is a specific reason for including the provision, it may be possible to draft a Section 409A compliant provision that has the same effect.]

The amount payable each month will either be based on, at the discretion of the Company, (a) an approximately equal amortization based on an assumed interest rate declared by the Company from time to time during the period of distribution or (b) an amortization of the Cash Deferral Value based on the actual earnings, gains, or losses on the investment of a like sum, in which event the monthly benefit payable during a calendar year shall equal the fair market value of such investments as of the preceding December 31, divided by the number of monthly installments remaining to be paid. The Company shall irrevocably select one of the amortization methods for each Participant prior to the date of such Participant's first installment payment.

If the Company elects to purchase investments from which its obligations hereunder will be satisfied, such investments shall remain general assets of the Company for all purposes, subject to the claims of the Company's general creditors. The Company may also elect, in its discretion, to pay benefits in quarterly or annual installments, computed under one of the foregoing methods, rather than monthly installments.

2.Restricted Stock

Unless elected otherwise (as discussed in Article V(C)(2), below) a Participant will receive his or her Restricted Stock in a single distribution on the first day of the second month following such Participant's Separation from Service for any reason other than death.

B.Death Benefits

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1.Cash Deferral Value
In the event of a Participant's death while receiving installment payments of his or her Cash Deferral Value, the Company will pay the beneficiary or beneficiaries designated by the Participant any remaining payments due under this Plan, using the same method of distribution in effect at the date of such Participant's death.
In the event of a Participant's death prior to his or her Separation from Service for any reason other than death, the Company will pay the Participant's Cash Deferral Value to his or her beneficiary or beneficiaries in accordance with the Participant's distribution election in effect at the date of such Participant's death.
2.Restricted Stock
In the event of a Participant's death prior to the distribution of his or her Restricted Stock, the Company will distribute his or her Restricted Stock to the beneficiary or beneficiaries designated by the Participant within ninety (90) days after such Participant's death.
C.Optional Payment Forms and Timing
In lieu of receiving distributions in accordance with Article V(A), above, a Participant may select a different time and a form for payment of his or her Accumulations as follows:
1.Cash Deferral Value

In lieu of receiving payment of his or her Cash Deferral Value in installment payments over a ten (10) year period, as described in Article V(A), a Participant may elect to receive payment of his or her Cash Deferral Value as: (a) a single lump sum, (b) annual installment payments over a five (5) year period, or (c) a series of two (2) payments. If a Participant elects to receive a lump sum payment, the Participant must elect to have such payment made upon: (a) a fixed date, or (b) the earlier of (i) a fixed date or (ii) such Participant's Separation from Service. If a Participant's elects to receive annual installment payments over a five (5) year period, the Participant's must elect to have such payments commence upon: (a) a fixed date, or (b) the earlier of (i) a fixed date or (ii) such Participant's Separation from Service. If a Participant elects to receive a series of two (2) payments, the Participant must specify a fixed date for each payment and must specify the percentage of his or her Cash Deferral Value to be paid on each specified date. Any election made under this Article V(C)(l) must be made at the same time the Participant executes the Cash Compensation Deferral Agreement and Election Form.

2.Restricted Stock
In lieu of receiving a distribution of Restricted Stock upon his or her Separation from Service, a Participant may elect to receive distribution of Restricted Stock upon: (a) a fixed date that is at least three (3) years after the date the Restricted Stock is awarded, or (b) the earlier of (i) a fixed date that is at least three (3) years after the date the Restricted Stock is awarded, or (ii) the Participant's Separation from Service. Such election must be made at the same time the Participant executes the Restricted Stock Deferral Agreement and Election Form.
3.Changes to Distribution Elections

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A Participant may change the time and form for payment of his or her Accumulations by filing a new election; provided that such change meets the following requirements: (a) the change may not take effect until at least twelve (12) months after such election is made, (b) the distribution with respect to which such change is made must be deferred (other than a distribution upon death) for at least five (5) years from the date the first amount was scheduled to be distributed, and (c) any change affecting a distribution at a specified time (or pursuant to a fixed schedule) may not be made less than twelve (12) months before the date the first amount was scheduled to be distributed. Such election must be made in a form prescribed by the Company and, subject to this Article V(C)(3), must be irrevocable. Once Accumulations begin to be distributed, no such changes to distributions shall be permitted. For purposes of this Article V(C)(3), a series of installment payments shall be treated as a single payment.

ARTICLE VI MISCELLANEOUS PROVISIONS

A.No Right to Company Assets

As explained previously, this Plan is an unfunded arrangement and does not create a trust of any kind (other than the rabbi trust) or a fiduciary relationship between the Company and a Participant, a Participant's designated beneficiaries, or any other person. To the extent a Participant, a Participant's designated beneficiaries, or any other person acquires a right to receive payments from the Company under this Plan, that right is no greater than the right of any unsecured general creditor of the Company.

B.Modification or Revocation

This Plan will continue in effect until revoked, terminated, or all benefits are paid. However, the Plan may be amended or revoked at any time, in whole or in part, by the Company in its sole discretion. Unless a Participant agrees otherwise, such Participant will still be entitled to the benefit, if any, that such Participant has earned through the date of any amendment or revocation. Such benefits will be payable or distributable at the times and in the amounts provided for in this Plan.

C.Rights Preserved

Nothing in this Plan gives any Director the right to continue to hold such office. The relationship between a Director and the Company shall continue to be determined by the applicable provisions of the governing documents of the Company and by applicable law.

D.Interpretation

The chairman and chief executive officer of the Company, or his designee, shall have full power and authority to interpret, construe, and administer this Plan, and the interpretation and construction thereof and actions thereunder by the chairman and chief executive officer, or his designee, including any valuation of Accumulations or the amount or recipient of the payments to be made therefrom, shall be binding and conclusive on all persons for all purposes. Neither the chairman and chief executive officer nor his or her designee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, provided that the foregoing shall not relieve any person of liability for any action taken or omitted in bad faith. Whenever under this Plan monthly benefits may be payable in substantially

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equal monthly installments computed using an interest rate declared by the Company in its sole discretion from time to time during such period of distribution, the calculation of such monthly benefit payments shall be made under any method deemed reasonable by the Company, in its sole discretion.

E.Delayed Payments

In the event of a genuine dispute regarding the amount or timing of payments under the Plan, a delay in the payment of amounts under this Plan shall not cause a violation of Code Section 409A to the extent that such delay satisfies the conditions set forth in Code Section 409A and Treasury Regulation Section 1.409A-3(g).

F.Governing Law

The Company has its principal offices in the State of Ohio. This Plan has been adopted in the State of Ohio and the parties hereby agree that the validity and meaning of this Plan are to be determined, governed, and enforced under the laws of the State of Ohio, except that any applicable conflict or choice of laws principles of Ohio law that would result in the application of the laws of any other state or jurisdiction to the validity, meaning, or performance of this agreement shall not apply.

G.Code Section 409A Compliance

This Plan is intended to comply with Code Section 409A and the Treasury Regulations promulgated thereunder (and any subsequent IRS notices or guidance), and, to the maximum extent permitted by law, this Plan shall be interpreted, administered, and operated in good faith accordingly. Nothing herein shall be construed as an entitlement or guarantee of any particular tax treatment.

H.Payments Upon Income Inclusion Under Code Section 409A

Notwithstanding anything to the contrary contained herein, the Company may accelerate the time or schedule of a payment to a Participant at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder.

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11/28/2007 Columbus 10272404.6